Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the "Agreement"), entered into this 8th day of October 1997, by and between P.C. Development Corporation, a Wyoming corporation (hereinafter "P.C, Development"), and Xtranet Business Solutions, Inc., a Nevada corporation (hereinafter "Xtranet"),

RECITALS:

WHEREAS, Xtranet wishes to merge with and into P.C. Development whereby P.C. Development would be the surviving entity; and

WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(l)(A) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, P.C. Development and Xtranet approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

1.            Merger of Xtranet into P.C. Development.

1.1 Incorporation of Agreement of Merger. The agreement of merger attached hereto as Exhibit "A" is incorporated herein by reference, Xtranet and P.C. Development agree to take such action to execute and deliver such further instruments as may be necessary to carry out the terms of said agreement of merger.

1.2 Shares to be Issued. On the effective date of the merger, 2,648,000 shares of P.C. Development's common stock shall be delivered to the shareholders of Xtranet in proportion to their holdings in Xtranet.

2.            Representations and Warranties of Xtranet. Xtranet represents and warrants to P.C. Development as set forth below. These representations and warranties are made as an inducement for P.C. Development to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, P.C. Development would not be a party hereto.

2.1 Organization and Authority. Xtranet is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

2.2 Capitalization. As of the date of the closing, Xtranet will have a total of no more than 2,648,000 shares of common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. There are no options, warrants, conversion privileges, or other rights presently outstanding for the purchase of any authorized but unissued stock of Xtranet

2.3 Performance of This Agreement.  The execution and performance of this Agreement and the transaction contemplated hereby have been authorized by the board of directors of Xtranet.

2.4 Financials. The financial statements of Xtranet for the period ended June 30, 1997, copies of which have been furnished to P.C. Development, are true and correct in all material respects.

2.5 Liabilities.  There are no material liabilities of Xtranet, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Xtranet, its agents or servants occurring prior to June 30, 1997, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Xtranet.

2.6 Absence of Certain Changes or Events. Except as set forth in this Agreement, since June 30,1997, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Xtranet, or (ii) any damage, destruction, or loss to Xtranet (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Xtranet.

2.7 Litigation.    There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Xtranet or its subsidiaries, if any, or their assets, properties, or business, nor does Xtranet or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of Xtranet is a party adverse to Xtranet or any of its subsidiaries or has a material interest adverse to Xtranet or any of its subsidiaries.

2.8 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Xtranet, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Xtranet, except as provided for in the financial statements of Xtranet, or have been incurred in the normal course of business of Xtranet since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

2.9 Accuracy of All Statements Made by Xtranet. No representation or warranty by Xtranet in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of Xtranet pursuant to this Agreement, nor any document or certificate delivered to P.C. Development by Xtranet pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

3. Representations and Warranties of P.C. Development. P.C. Development represents and warrants to Xtranet as set forth below. These representations and warranties are made as an inducement for Xtranet to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Xtranet would not be a party hereto.

3.1 Organization and Good Standing. P.C. Development is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming with full power and authority to enter into and perform the transactions contemplated by this Agreement.

3.2 Capitalization. As of the date of the closing, P.C. Development will have a total of no more than 599,370 shares of common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. Except for P.C. Development's obligations hereunder with respect to the shares to be issued pursuant to subsection 1.2 hereof, there are no options, warrants, conversion privileges, or other rights presently outstanding for the purchase of any authorized but unissued stock of P.C. Development, As of the closing, the Articles of Incorporation, as amended, of P.C. Development, and as currently in effect, shall provide among other things for one authorized class of stock, namely common, and one hundred million (100,000,000) shares of the stock authorized. The rights, preferences, and privileges of the common stock shall be as set forth in such Articles of Incorporation.

3.3 Performance of This Agreement.  The execution and performance of this Agreement and the transaction contemplated hereby have been authorized by the board of directors of P.C. Development.

3.4 Einancials.  True copies of the financial statements of P.C. Development consisting of the balance sheets as of the fiscal years ended December 31, 1996 and 1995, and the six months ended June 30, 1997, and statements of operations and cash flow for each of the fiscal years ended December 31, 1996, 1995, and 1994, and the six months ended June 30, 1997, and statement of changes in stockholder's equity from inception to June 30, 1997, have been delivered by P.C. Development to Xtranet. The year-end statements have been examined and certified by Andersen, Andersen & Strong, L.C., Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of P.C. Development as of June 30, 1997, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis,

3.5 Liabilities. There are no material liabilities of P.C. Development, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of P.C. Development, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of P.C. Development.

3.6 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving P.C. Development or its subsidiaries, if any, or their assets, properties, or business, nor does P.C. Development or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of P.C. Development is a party adverse to P.C. Development or any of its subsidiaries or has a material interest adverse to P.C. Development or any of its subsidiaries.

3.7 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by P.C. Development, and there are no unpaid taxes which are, or could become a lien on the properties and assets of P.C. Development, except as provided for in the financial statements of P.C. Development, or have been incurred in the normal course of business of P.C. Development since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

3.8 Legality of Shares to be Issued. The shares of common stock of P.C. Development to be issued by P.C. Development pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by P.C. Development and will be fully paid and nonassessable.

3.9 Accuracy of All Statements Made by P.C. Development. No representation or warranty by P.C. Development in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by P.C. Development pursuant to this Agreement, nor any document or certificate delivered to Xtranet pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

4.         Covenants of the Parties.

4.1       Corporate Records.

a.           Simultaneous with the execution of this Agreement by Xtranet, such entity shall deliver to P.C. Development copies of the articles of incorporation, as amended, and the current bylaws of Xtranet, and copies of the resolutions duly adopted by the board of directors of Xtranet approving this Agreement and the transactions herein contemplated.

b.           Simultaneous with the execution of this Agreement by P.C. Development, such entity shall deliver to Xtranet copies of the articles of incorporation, as amended, and the current bylaws of P.C. Development, and copies of the resolutions duly adopted by the board of directors of P.C. Development approving this Agreement and the transactions herein contemplated.

4.2           Access to Information.

a.           P.C. Development and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Xtranet, and Xtranet shall furnish or cause to be furnished to P.C. Development and its authorized representatives all information with respect to its affairs and business as P.C. Development may reasonably request.   P.C. Development shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to P.C. Development; (ii) becomes part of the public domain after disclosure through no fault of P.C. Development; (iii) is known to P.C. Development or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Xtranet. In the event this Agreement is terminated prior to closing, P.C. Development shall, upon the written request of Xtranet, promptly return all copies of all documentation and information provided by Xtranet hereunder.

b.           Xtranet and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of P.C. Development, and P.C. Development shall furnish or cause to be furnished to Xtranet and its authorized representatives all information with respect to its affairs and business Xtranet may reasonably request. Xtranet shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Xtranet; (ii) becomes part of the public domain after disclosure through no fault of Xtranet; (iii) is known to Xtranet or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of P.C. Development, In the event this Agreement is terminated prior to closing, Xtranet shall, upon the written request of P.C. Development, promptly return all copies of all documentation and information provided by P.C. Development hereunder.

4.3            Actions Prior to Closing. From and after the date of this Agreement and until the closing date:

a.           P.C. Development and Xtranet shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

b.           Neither P.C. Development nor Xtranet shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

c.           Neither P.C. Development nor Xtranet shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

d.           P.C. Development and Xtranet shall each use its best efforts (without making arty commitments on behalf of the company) to preserve its business organization intact.

e.           Neither P.C. Development nor Xtranet shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party,

f.           P.C. Development and Xtranet shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

g.           Neither P.C. Development nor Xtranet shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

h.           P.C. Development and Xtranet shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

4.4            Shareholders' Meeting. P.C. Development and Xtranet shall promptly submit this Agreement and the transactions contemplated hereby for the approval of their respective stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Boards of Directors of P.C. Development and Xtranet under applicable law, shall use their best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby. In connection with such meeting of stockholders, P.C. Development and Xtranet shall prepare a proxy or information statement to be furnished to their respective shareholders setting forth information about this Agreement and the transactions contemplated hereby. P.C. Development and Xtranet shall promptly furnish to other all information, and take such other actions, as may reasonably be requested in connection with any action to be taken in connection with the immediately preceding sentence. P.C. Development and Xtranet shall have the right to review and provide comments to the proxy or information statement furnished to the shareholders of the other prior to mailing.

4.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither P.C. Development nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

4.6 Indemnification. Xtranet shall indemnify P.C. Development for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by P.C. Development resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by Xtranet herein, and any claims arising from the operations of Xtranet prior to the closing date. P.C. Development shall indemnify and hold Xtranet harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by P.C. Development herein, and any claims arising from the operations of P.C. Development prior to the closing date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

4.7 Publicity.   The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

4.8 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

4.9 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

4.10 Change of Domicile. Prior to the closing date, P.C. Development shall have obtained shareholder approval to change the domicile of P.C. Development to the Sate of Nevada.

4.11 Change of Name. Prior to the closing date, P.C. Development shall have obtained shareholder approval to change the name of such entity to "Xtranet Gaming Systems, Inc.," or some other name suggested by Xtranet.

5.            Conditions Precedent to P.C. Development's Obligations. Each and every obligation of P.C. Development to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

5.1 Truth of Representations and Warranties. The representations and warranties made by Xtranet in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

5.2 Performance of Obligations and Covenants. Xtranet shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the closing.

5.3 Officer's Certificate.  P.C. Development shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to P.C. Development), executed by an executive officer of Xtranet, certifying to the fulfillment of the conditions specified in subsections 5.1 and 5.2 hereof.

5.4 No-Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

5.5 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of Xtranet to conduct its business or the earning power thereof on the same basis as in the past.

5.6 Shareholders' Approval.   The holders of not less than a majority of the outstanding common stock of P.C. Development shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby and shareholders of P.C. Development holding no more than 5% of the outstanding common stock of P.C. Development shall have exercised dissenters' rights pursuant thereto.

6.            Conditions Precedent to Obligations of Xtranet. Each and every obligation of Xtranet to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

6.1 Truth of Representations and Warranties. The representations and warranties made by P.C. Development in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

6.2 Performance of Obligations and Covenants. P.C. Development shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the closing.

6.3 Officer's Certificate.  Xtranet shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to Xtranet), executed by an executive officer of P.C. Development, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

6.5 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of P.C. Development to conduct its business.

6.6 No Liabilities of P.C. Development. As of the closing date the total liabilities of P.C. Development shall exceed $1,800 in the aggregate.

7. Securities Law Provisions. At closing Xtranet shall deliver to P.C. Development representation forms from each of the shareholders of Xtranet (the "Shareholders") providing representations essentially as follows:

7.1 Restricted Securities. Each of the Shareholders, severally and not jointly, represents that he, she, or it is aware that the shares issued or transferred to him, her, or it will not have been registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or any state securities act, and thus will be restricted securities as defined in Rule 144 promulgated by the Securities and Exchange Commission (the "SEC"). Therefore, under current interpretations and applicable rules, he, she, or it will probably have to retain such shares for a period of at least one year and at the expiration of such one year period his, her, or its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the issuer is current in its filings with the SEC under the Securities Exchange Act of 1934, as amended, or other public disclosure requirements.

7.2 Non-distributive Intent. Each of the Shareholders, severally and not jointly, covenants and warrants that the shares received are acquired for his, her, or its own account and not with the present view towards the distribution thereof and he, she, or it will not dispose of such shares except (i) pursuant to an effective registration statement under the 1933 Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the issuer, is exempt from registration under the 1933 Act, or the rules and regulations of the SEC thereunder. In order to effectuate the covenants of this subsection 7.2, an appropriate legend will be placed upon each of the certificates of common stock of issued pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

7.3 Evidence of Compliance with Private Offering Exemption. Each of Shareholders, severally and not jointly, hereby represents and warrants that he, she, or it, either individually or together with his, her, or its representative, has such knowledge and experience in business and financial matters that he, she, or it is capable of evaluating the risks of this Agreement and the transactions contemplated hereby, and that the financial capacity of such party is of such proportion that the total cost of such person's commitment hi the shares would not be material when compared with his, her, or its total financial capacity. Upon the written request of the issuer of the securities issued or transferred pursuant to this Agreement, any Shareholder shall provide such issuer with evidence of compliance with the requirements of any federal or state exemption from registration. P.C. Development and Xtranet shall each file, with the assistance of the other and its respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by each of them to be necessary or appropriate in an effort to document reliance on such exemptions, unless an exemption requiring no filing is available in the particular jurisdiction, all to the extent and in the manner as may be deemed by such parties to be appropriate.

8.            Change of Management. Upon and as a condition of closing this Agreement:

8.1 Prior to closing P.C. Development will present to its shareholders for approval the election of Eric Chess Bronk, Steve Claflin, Charles Anderson, and Gary Davies as directors of P.C. Development effective immediately following the closing of this Agreement. Prior to closing Xtranet will furnish material information of Eric Chess Bronk, Steve Claflin, Charles Anderson, and Gary Davies as nominees to be elected by the shareholders of P.C. Development. P.C. Development reserves the right to refuse to cause the nomination of any or all such persons as directors of P.C. Development if, after review of the foregoing information concerning said persons, it is the opinion of P.C. Development that the election of such persons would not be in the best interests of P.C. Development.

8.2 Xtranet reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.

9.            Closing.

9.1 Time and Place. The closing of this transaction ("closing") shall take place at 57 West 200 South, Suite 310, Salt Lake City, Utah, at 1:00 p.m., October 20, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "closing date."

9.2           Documents To Be Delivered by Xtranet. At the closing Xtranet shall deliver to P.C. Development the following documents:

a.           A dully executed copy of the agreement of merger in form as set forth in Exhibit "A."

b.           The representation forms of the Shareholders described in Section 7 hereof.

c.           The certificate required pursuant to subsection 5.3 hereof.

d.           A certified copy of the duly adopted resolutions of Xtranet's shareholders authorizing this Agreement and the transactions contemplated hereby.

e.           Such other documents of transfer, certificates of authority, and other documents as P.C. Development may reasonably request.

9.3           Documents To Be Delivered by P.C. Development.   At the closing P.C. Development shall deliver to Xtranet the following documents:

a.           A dully executed copy of the agreement of merger in form as set forth in Exhibit "A."

b.           Certificates for the number of shares of common stock of P.C. Development as determined in sub-section 1.2 hereof.

c.           The certificate required pursuant to subsection 6.3 hereof.

d.           A certified copy of the duly adopted resolutions of P.C, Development's shareholders authorizing this Agreement and the transactions contemplated hereby.

e.           Such other documents of transfer, certificates of authority, and other documents as Xtranet may reasonably request.

10. Termination. This Agreement may be terminated by P.C. Development or Xtranet by notice to the other if, (i) at any time prior to the closing date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on October 31, 1997, if the closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

11.       Miscellaneous.

11.1           Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

P.C. Development:	1981 East 4800 South
Suite 200
Salt Lake City, UT 84117
Attn: Vickie Epperson, President

with copy to:	J. Garry McAllister
Attorney at Law 1487
East Thistle Downs Drive
Sandy, UT 84092

Xtranet:	1516 Brookhollow Drive
Suite D
Santa Ana, CA 92705
Attn: Eric Chess Bronk, President

with copy to:	Ronald N. Vance
Attorney at Law 57
West 200 South
Suite 310 Salt Lake
City, UT 84101

11.2 Default. Should any party to this Agreement default hi any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah

11.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

11.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

11.6 Entire Agreement.   This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

11.7 Interpretation of Agreement.   This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

11.8 Survival of Covenants. Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

11.9 Further Action.   The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

11.10 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

11.11 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

11.12 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

11.13 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but ail of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Reorganization as of the day and year first above written.